One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Reports Small Scale Failure at Grasberg Open Pit &
Updates Sales Outlook

PHOENIX, AZ, September 10, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that a small scale failure encompassing approximately 75,000 tonnes of material occurred at the Grasberg open pit operated by its 90.6% owned subsidiary PT Freeport Indonesia (PT-FI).  There were no injuries or property damage.

PT-FI’s mining and milling activities are continuing normally but access to the high grade section of “7 South” will be restricted until remediation activities are completed and safe access to this mining area can be assured.  PT-FI expects to complete remediation of the area and resume mining in the high grade “7 South” section in October 2008.  In the interim, PT-FI is mining ore from the DOZ underground mine and lower grade sections of the Grasberg open pit.  As a result of the delayed access to the high grade material, a portion of the metal expected to be mined in the second half of 2008 will be deferred to future periods.  Initial estimates indicate approximately 150 million pounds of copper (PT-FI’s share, net of joint venture interest, 90 million pounds) and 200,000 ounces of gold (PT-FI’s share 200,000 ounces) previously expected to be mined in 2008 will be deferred to future periods.  This incident is not expected to affect PT-FI’s long-term mine plans significantly.

As a result of this event and changes in PT-FI’s short-range mine plans, FCX is revising its near-term sales outlook.  The revised estimates, which also incorporate slightly better than expected third quarter 2008 performance from FCX’s South American operations, are summarized below. The changes reflect a deferral of a small portion of FCX’s copper sales and the economic impact is not significant.

FCX’s estimated copper sales for 2008 of 4.03 billion pounds are 1.6% (65 million pounds) below previous estimates and estimated gold sales of 1.2 million ounces are 200,000 ounces lower than previous estimates. Molybdenum sales are unaffected.  These estimates may be revised as additional information becomes available regarding the timing of access to the high grade material at Grasberg.

	Previous Estimate			Current Estimate
	as of July 22, 2008			as of September 9, 2008
	Copper	Gold	Moly	Copper	Gold	Moly
	million lbs	000 ozs	million lbs	million lbs	000 ozs	million lbs
3Q08e	1,020	315	18	1,000	250	18
4Q08e	1,225	575	17	1,180	440	17
2008e	4,098	1,435	75	4,033	1,235	75

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets include the Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates and projected sales volumes.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).
# # #